Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

Allergan, Inc.,

Groundhog Acquisition, Inc.

and

MAP Pharmaceuticals, Inc.

Dated as of January 22, 2013

i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER		33
4.1	Organization and Qualification	33
4.2	Authority	33
4.3	No Conflict	34
4.4	Required Filings and Consents	34
4.5	Litigation	34
4.6	Ownership of Company Capital Stock	35
4.7	Sufficient Funds	35
4.8	Ownership of the Purchaser; No Prior Activities	35
4.9	Management Arrangements	35
4.10	Brokers	35
4.11	Information in the Proxy Statement	35
4.12	Information in the Offer Documents and the Schedule 14D-9	35
4.13	No Other Representations or Warranties	36

ARTICLE 5 COVENANTS		36
5.1	Conduct of Business by the Company Pending the Closing	36
5.2	Access to Information; Confidentiality	38
5.3	No Solicitation of Transactions	39
5.4	Appropriate Action; Consents; Filings	42
5.5	Certain Notices	44
5.6	Public Announcements	45
5.7	Employee Benefit Matters	45
5.8	Indemnification of Directors and Officers	46
5.9	State Takeover Laws	48
5.10	Parent Agreement Concerning the Purchaser	48
5.11	Section 16 Matters	48

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		48
6.1	Conditions to Obligations of Each Party Under This Agreement	48

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		48
7.1	Termination	48
7.2	Effect of Termination	50
7.3	Amendment	51
7.4	Waiver	51

ARTICLE 8 GENERAL PROVISIONS		51
8.1	Non-Survival of Representations and Warranties	51
8.2	Fees and Expenses	51
8.3	Notices	51
8.4	Certain Definitions	52
8.5	Terms Defined Elsewhere	59
8.6	Headings	63
8.7	Severability	63
8.8	Entire Agreement	63
8.9	Assignment	63
8.10	Parties in Interest	63
8.11	Mutual Drafting; Interpretation	63
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	64
8.13	Counterparts	64
8.14	Specific Performance	64
8.15	Non-Recourse	65

ii

Exhibit A       Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B       Form of Bylaws of the Surviving Corporation

*	Disclosure schedules (and related exhibits) to this Agreement and Plan of Merger are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2013 (this “Agreement”), by and among Allergan, Inc., a Delaware corporation (“Parent”), Groundhog Acquisition, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (the “Purchaser”), and MAP Pharmaceuticals, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (which shares of the Company Common Stock are hereinafter referred to as the “Shares”), at a price per Share of $25.00 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the seller in cash, without interest;

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt this Agreement and approve the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Parent and the Purchaser have, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of Parent and the Purchaser and their respective stockholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, as a condition to and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into stockholder support agreements with Parent and the Purchaser (the “Support Agreements”); and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

1.1 The Offer.

(a) As promptly as practicable (and in any event within seven Business Days) after the date hereof, the Purchaser shall (and Parent shall cause Purchaser to) commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Offer to purchase all the outstanding Shares at the Offer Price, subject to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or the Purchaser, of the other conditions set forth herein and in Annex I.

(b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or the Purchaser, of the other conditions set forth herein and in Annex I, the Purchaser shall (and Parent shall cause the Purchaser to) accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after Purchaser is legally permitted to do so under applicable Law. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions set forth in Annex I. Parent and the Purchaser expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions to the Offer set forth in Annex I in a manner adverse to the holders of Shares or (vi) extend the Expiration Date in a manner other than in accordance with this Agreement.

(d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 Business Days from and including the date of the commencement of the Offer (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date on which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If at the scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth herein and in Annex I) have not been satisfied, or waived by Parent or the Purchaser, and if this Agreement shall not have been terminated in accordance with Article 7, the Purchaser may (in its sole discretion, without consent of the Company) and, to the extent requested by the Company in writing prior to such scheduled Expiration Date, shall (and Parent shall cause the Purchaser

to) extend the Offer for successive periods of up to 20 Business Days each, the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of such conditions; provided, however, that the Purchaser shall not be required to extend the Offer if any condition to the Offer has not been satisfied on or prior to May 22, 2013 (the “Outside Date”), beyond the Outside Date. In addition, if this Agreement shall not have been terminated in accordance with Article 7, the Purchaser shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff.

(f) Notwithstanding the foregoing, if necessary to obtain sufficient Shares (including Shares issuable upon the exercise of the Top-Up Option) to reach the Short Form Threshold, the Purchaser may, in its sole discretion (and Parent may cause the Purchaser to), provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act of up to 10 Business Days, the length of the initial “subsequent offering period” and each extension thereof to be determined by the Purchaser in its sole discretion. Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall (and Parent shall cause the Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period”. The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article 7. If this Agreement is terminated pursuant to Article 7, the Purchaser shall (and Parent shall cause the Purchaser to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. The Company shall promptly provide Parent and the Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company that is required under the Exchange Act to be included in the Offer Documents. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

1.2 Company Actions.

(a) On the date the Offer is commenced, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3(d), contain the Company Board Recommendation. The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable). The Company hereby consents to the Offer and to the inclusion in the Offer Documents of a description of the Company Board Recommendation and the Fairness Opinion. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Each of Parent and the Purchaser shall promptly provide the Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent and the Purchaser that is required under the Exchange Act to be included in the Schedule 14D-9. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall include all additions, deletions or changes thereto suggested by Parent and its legal counsel that the Company reasonably determines to be appropriate. In addition, the Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given the opportunity to review any such written responses, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b) The Company shall promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance and information as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares.

1.3 Directors.

(a) After the Purchaser accepts for payment Shares tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, the Purchaser or any of their respective Subsidiaries bears to the total number of Shares then outstanding. After the Acceptance Time, the Company shall, upon Parent’s request, take all actions as are necessary or desirable to enable Parent’s designees to be so elected or appointed to the Company Board, including but not limited to promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company Bylaws if necessary to increase the size of the Company Board) or promptly securing the resignations of such number of its incumbent directors, and shall cause Parent’s designees to be so elected or appointed at such time. After the Acceptance

Time, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the Marketplace Rules of The NASDAQ Global Market (the “Nasdaq”). After the Acceptance Time, the Company shall also, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Marketplace Rule 5615(c)(1) and make all necessary filings and disclosures associated with such status. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that Parent, the Purchaser or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(b), including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable Parent’s designees to be elected or designated to the Company Board at the time or times contemplated by this Section 1.3. Parent shall supply or cause to be supplied to the Company any information with respect to Parent, the Purchaser, their respective officers, directors and affiliates and proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

(c) After Parent’s designees are elected or appointed to, and constitute a majority of, the Company Board pursuant to Section 1.3(a), and prior to the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date hereof, each of whom shall be an “independent director” as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Director or Continuing Directors shall be entitled to elect or designate another Person that satisfies the foregoing independence requirements to fill such vacancy, and such Person shall be deemed to be a Continuing Director for purposes of this Agreement. After Parent’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 1.3(a), and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company Certificate, the Company Bylaws or applicable Law, subject to the terms hereof, the affirmative vote of a majority of the Continuing Directors shall be required (i) for the Company to terminate this Agreement or amend this Agreement, (ii) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, (iii) except as otherwise contemplated by this Agreement, to amend the Company Certificate or the Company Bylaws or (iv) to take any other action of the Company Board under or in connection with this Agreement, in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect in any material respect the holders of Shares (other than Parent or the Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or resignations, then such actions may be effected by majority vote of the entire Company Board.

1.4 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.5 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, California unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Purchaser and the Company shall cause an appropriate certificate of ownership and merger or certificate of merger, as applicable (in either case, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

1.6 Meeting of Stockholders to Approve the Merger.

(a) If required by applicable Law in order to consummate the Merger, the Company shall prepare a proxy statement or information statement for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement, with the intention that the Proxy Statement be in a form ready, if necessary, to file with the SEC, print and mail to the stockholders of the Company as soon as practicable following the Acceptance Time. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. The Company shall include the Company Board Recommendation and the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable), in the Proxy Statement. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given the reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

(b) If approval of the stockholders of the Company is required under applicable Law to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable after the Acceptance Time, in consultation with Parent, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with Parent for a date after the Acceptance Time); (ii) promptly after the Acceptance Time, file the Proxy Statement with the SEC, cause the Proxy Statement to be printed and mailed to the stockholders of the Company and convene and hold the Special Meeting; and (iii) use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, and secure any approval of stockholders of the Company that is required by applicable Law to effect the Merger.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

1.7 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.6, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and the exercise of the Top-Up Option, Parent and the Purchaser shall then own, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

1.8 Top-Up Option.

(a) The Company hereby irrevocably grants to the Purchaser an option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth in this Section 1.8, to purchase at a price per share equal to the Offer Price an aggregate number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent and the Purchaser at the time of such exercise, shall constitute one share more than 90% of the Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable unless, (i) the Minimum Condition shall have been satisfied and (ii) immediately after such exercise and the issuance of Shares pursuant thereto, the Purchaser reasonably believes that the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then total authorized and unissued Shares, excluding any Shares that are reserved or otherwise committed for issuance. Upon Parent’s request, the Company shall use commercially reasonable efforts to cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares. The Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares in cash for the amount equal to the aggregate par value of the Top-Up Option Shares, with the balance payable by delivery of a non- negotiable and non-transferable promissory note (the “Promissory Note”). The Promissory Note shall be secured by the Top-Up Option Shares, be full recourse against Parent and the Purchaser, be due one year from the date the Top-Up Option Shares are issued and bear interest at the rate of 5% per annum and may be prepaid without premium or penalty.

(b) Provided that no applicable Law shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, the Purchaser may exercise the Top-Up Option on one or more occasions, in whole or in part, after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

(c) Each time that the Purchaser wishes to exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares that the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, the Purchaser shall deliver to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares in an aggregate amount equal to the purchase price specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Option Shares. Such certificates may include any legends that are required by applicable Law. Parent and the Purchaser acknowledge that the Top-Up Option Shares which Parent or the Purchaser may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act, and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and the Purchaser agree that the Top-Up Option, and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, upon surrender of the certificate formerly representing such Shares in accordance with Section 2.2.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Shares owned of record by Parent, the Purchaser or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Purchaser Common Stock. Each share of common stock, par value $0.001 per share, of the Purchaser (the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or promptly after the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Option Payments, and RSU Payments. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest. If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Parent, the Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Offer Price, Merger Consideration, Option Payment, and RSU Payment otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, or Company RSUs, as applicable, such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States Tax Law or under the terms of any Company Benefit Plan. To the extent that amounts are so withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options, or Company RSUs, as applicable, in respect of which such deduction and withholding was made.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law in any appraisal proceeding under Section 262 of the DGCL with respect to Dissenting Shares, the Surviving Company shall not assert that the exercise of the Top-Up Option, any issuance of the Top-Up Option Shares or any delivery by the Purchaser of the Promissory Note to the Company in payment for the Top-Up Option Shares should be considered in connection with a determination of the fair value of the Dissenting Shares in accordance with Section 262(h) of the DGCL.

2.4 Treatment of Company Options; Restricted Stock; Company RSUs; Stock Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate (including amendment of any equity plan or award agreement evidencing the grant of a Company Option, accelerating the vesting of any Company Option, and providing advance notice and an opportunity to exercise any Company Option) to provide that, immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (the “Company Options”), under any stock option plan of the Company, including the 2004 Long-Term Incentive Plan, 2005 Equity Incentive Plan or the 2007 Equity Award Plan, or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall, subject to its delivery to the Company of a duly executed option termination agreement with respect to Company Options granted under the 2004 Long-Term Incentive Plan, be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld in accordance with Section 2.2(e)) of an amount equal to the product of (i) the total number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option; provided, that if the exercise price per share under any such Company Option is equal to or greater than the Merger Consideration, then such Company Stock Option shall be cancelled without any cash payment being made in respect thereof (such amounts payable hereunder being referred to as the “Option Payments”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment.

(b) Treatment of Restricted Stock. Prior to the Effective Time, in accordance with the terms of the Company Stock Option Plans, each unvested Share subject to forfeiture restrictions, repurchase rights or other restrictions under the Company Stock Option Plans (“Restricted Stock”) shall vest in full and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Stock shall lapse and the Restricted Stock shall be converted into the right to receive the Merger Consideration, without interest, as provided in Section 2.1(a), subject to any withholding of Taxes or other amounts required to be withheld by applicable Law in accordance with Section 2.2(e).

(c) Treatment of Company RSUs. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate under the Company Stock Option Plans to provide that, immediately prior to the Effective Time, each outstanding restricted stock unit awarded pursuant to any Company Stock Option Plan (the “Company RSUs”), whether or not then vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company RSU shall be entitled to receive, in consideration of the cancellation of such Company RSU and in full settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)) of an amount equal to the product of (i) the total number of Shares previously subject to such Company RSU and (ii) the Merger Consideration (such amounts payable hereunder being referred to as the “RSU Payments”). The holders of all canceled Company RSUs shall, as of the Effective Time, cease to have any further right or entitlement to acquire Shares under their canceled Company RSUs.

(d) Termination of Company Stock Option Plans. After the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options or other rights with respect to Shares shall be granted thereunder.

2.5 Treatment of Employee Stock Purchase Plan. The current offerings in progress as of the date hereof under the Company’s Employee Stock Purchase Plan (the “ESPP”) shall continue, and the shares of Company Common Stock shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof as provided under, and subject to the terms and conditions of, the ESPP. In accordance with the terms of the ESPP, any offering in progress as of the Effective Time shall be shortened, and the “Exercise Date” (as defined in the ESPP) shall be the business day immediately preceding the Effective Time. Each then outstanding option under the ESPP shall be exercised automatically on such Exercise Date. Notwithstanding any restrictions on transfer of stock in the ESPP, the treatment in the Merger of any stock under this provision shall be in accordance with Section 2.1(a). The Company shall terminate the ESPP as of or prior to the Effective Time. The Company shall promptly after the date hereof amend the ESPP as appropriate to avoid the commencement of any new offering of options thereunder at or after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed with the SEC since December 31, 2010 and publicly available prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Documents filed on or after the date hereof and excluding any disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature), (ii) the disclosure schedule delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement or (iii) any other part of the Company Disclosure Schedule where it is reasonably apparent from the face of such disclosure or the context in which such disclosure is made that such disclosure is relevant to any other Section or Subsection of this Agreement, the Company hereby represents and warrants to Parent and the Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent and the Purchaser true and complete copies of the currently effective amended and restated certificate of incorporation of the Company (the “Company Certificate”) and amended and restated bylaws of the Company (the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The Company is not in violation of the Company Certificate or Company Bylaws, and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Subsidiaries are not in violation of their respective organizational or governing documents.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.

(d) The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s stockholders, the Company Board and each committee of the Company Board.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which, as of the close of business on the date hereof, there were 35,379,899 shares issued and outstanding (excluding zero shares of Company Common Stock held in treasury) and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the date hereof, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 4,929,196 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Option Plans, (ii) 287,904 shares of Company Common Stock reserved for issuance pursuant to Company RSUs and (iii) 962,783 shares of Company Common Stock available for issuance pursuant to the ESPP. Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of (A) each holder of Company Options, and Company RSUs, (B) the number of Company Options, and Company RSUs held by such holder as of the date hereof, (C) the number of shares of Company Common Stock subject to each such Company Option and Company RSUs (i.e., the original amount less exercises and any cancellations), and (D) the exercise price of each such Company Option.

(c) Except for the Top-Up Option, Company Options to purchase not more than 4,929,196 shares of Company Common Stock, 287,904 shares of Company Common Stock issuable pursuant to outstanding Company RSUs and 962,783 shares of Company Common Stock issuable pursuant to the ESPP, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of or (iv) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or any Company Subsidiary.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable: (i) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (ii) the record owner(s) thereof. The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

(f) No Company Subsidiary owns any shares of Company Common Stock.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger, subject, in the case of the consummation of the Merger and if required by Law, to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, in the case of the consummation of the Merger and if required by Law, the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 1.7) and (iv) resolving to recommend that the Company’s stockholders accept the Offer, tender their shares pursuant to the Offer and vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Offer and the Merger (if required by applicable Law), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by this Agreement.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval with respect to the Merger if required by Law, conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, require any other consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval with respect to the Merger, if required by Law, (c) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (d) compliance with the applicable requirements of the Exchange Act, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of Nasdaq and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary holds all authorizations, permits, certificates, exemptions, approvals, orders, and registrations of any Governmental Entity necessary for the operation of its businesses (the “Company Permits”), except where the failure to have any Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in compliance with the terms of the Company Permits, except where the failure to be in compliance with any Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No material suspension, modification, revocation, cancellation, deficiency, dispute or modification of any of the material Company Permits has occurred or is pending. None of the Company or any Company Subsidiary has received any written notice from any Governmental Entity regarding any threatened suspension, modification, revocation, cancellation, deficiency, dispute or modification with respect to any material Company Permit.

(b) Neither the Company nor any Company Subsidiary is, nor at any time since January 1, 2007, has been, in conflict with, default under or violation of, or is being investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary has received, since

January 1, 2008, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. No investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, except for such investigations or reviews, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) Since January 1, 2008, the Company has timely filed or furnished (as applicable) all registration statements, prospectuses, forms, reports, statements and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (B) have been prepared in a manner consistent with the books and records of the Company and the Company Subsidiaries, (C) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act and none of which adjustments is material to the Company) and (D) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments).

(b) Each Company Option granted under the Company Stock Option Plans was granted with a per Share exercise price no less than the fair market value per Share on the grant date of such Company Option, and no such grant involved any “back-dating,” “forward-dating” or similar practice with respect to the effective date of such grant; except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each such option (i) was granted in compliance with applicable Law and with the applicable Company Stock Option Plan, (ii) was duly approved by the Company Board (or a duly authorized committee thereof) and (iii) has been properly accounted for in the Company Financial Statements in accordance with GAAP and disclosed in the Company SEC Documents.

(c) Without limiting the generality of Section 3.7(a), (i) PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, and the Company has not failed to timely furnish to the SEC, the certifications required of such executive officers under Rule 13a-14 or 15d-14 under the Exchange Act and under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to the Company SEC Documents. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any Company Subsidiaries, on the other hand, occurring since January 1, 2008.

3.8 Internal Controls; Disclosure Controls and Procedures.

(a) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(c) Since January 1, 2008, (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company

Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s filed financial statements or other Company SEC Documents.

3.9 State Takeover Laws. The Company Board has taken all required actions such that the restrictions on business combinations contained in any anti-takeover laws and regulations of any Governmental Entity, including Section 203 of the DGCL, will not apply with respect to or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Offer and the Merger, without any further action on the part of the stockholders or the Company Board.

3.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements, (b) incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements, (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger or (d) as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities or obligations of a type required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) prepared in accordance with GAAP.

3.11 Absence of Certain Changes or Events.

(a) Between September 30, 2012 and the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Between September 30, 2012 and the date of this Agreement, there has not been any Company Material Adverse Effect or any change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and none of the Company or any of the Company Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.1.

3.12 Employee Benefit Plans.

(a) Amendment and Modification. Neither the Company nor, to the Knowledge of the Company, any other Person has any express or implied commitment, whether legally enforceable or not, to materially modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. In accordance with applicable Law, each Company Benefit Plan can be amended or terminated at any time, without material liability to the Purchaser, other than for benefits accrued as of the date of such amendment or termination and ordinary administrative expenses.

(b) Deliveries. Section 3.12(b) of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan the Company has made available to Parent current, accurate and complete copies of (i) each Company Benefit Plan, including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, and a written summary of each Company Benefit Plan not in writing, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or other financial statement, if any, relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) all filings made with any Governmental Entity, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program, and (vii) the current summary plan description and other equivalent written communications by the Company or any Company Subsidiary to their respective employees concerning the extent of the benefits provided under such Company Benefit Plan.

(c) General Compliance. Each Company Benefit Plan has been operated in accordance with its terms and all applicable Laws, including ERISA and the Code, except for such noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. All material contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed in accordance with GAAP and incorporated by reference in the Company Financial Statements prior to the date of this Agreement.

(d) Tax Qualification of Plans. Each Company Benefit Plan which is intended to qualify under Section 401(a) or Section 401(k) of the Code either (i) has received a favorable determination letter from the IRS as to its qualified status, (ii) may rely upon a prototype opinion letter or (iii) the remedial amendment period for such Company Benefit Plan has not yet expired, and to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Benefit Plan.

(e) Prohibited Transactions. To the Company’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company or any Company Subsidiary.

(f) Title IV of ERISA. (i) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has in the past six years sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, and (ii) no material liability under Title IV of ERISA has been incurred by the Company that has not been satisfied in full, and no condition exists that presents a material risk to the Company of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.

(g) Change in Control. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment), by any employee, independent contractor, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1), either alone or together with any other payment or benefit, could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Retiree Health/COBRA. Neither the Company nor any Company Subsidiary has any material obligations for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.

(i) No Foreign Plans. None of the Company or any Company Subsidiary maintains, sponsors, contributes or has any liability with respect to any employee benefit plan program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(j) With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), except for such failures to comply with Section 409A of the Code that are capable of correction pursuant to any corrections programs established by the IRS, (i) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(k) There are no legal proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust under any Company Benefits Plan, or the plan sponsor, plan administrator, or any fiduciary of any Company Benefit Plan. Except as would not reasonably be expected to have a Company Material Adverse Effect, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability (other than routine claims for benefits) under the terms of any Company Benefit Plan, ERISA, the Code or any other applicable Law.

(l) The Company acknowledges and agrees that all provisions contained in this Section 3.12 and Section 3.13 and Section 5.7 with respect to Company Employees are included for the sole benefit of Parent, the Purchaser and the Company, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any Company Employees, former employees of the Company, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates.

3.13 Labor and Other Employment Matters.

(a) The Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, classification of workers as exempt or non-exempt employees, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) result in any payment becoming due to any current or former director, employee or independent contractor of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Company Benefit Plan, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits under any Company Benefit Plan.

(c) There are no pending claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan or to any other Person.

(d) Neither the Company nor any Company Subsidiary has effectuated a plant closing or mass layoff, as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq., affecting any one or more sites of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary. None of the Company or any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(e) On or prior to the date hereof, the Compensation Committee of the Company Board, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in existence as of the date of this Agreement in accordance to Rule 14d-10(d)(2) under the Exchange Act. For purposes of this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or any Company Subsidiary, on the one hand, and any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary, on the other hand, entered into during the eighteen months immediately prior to the date hereof, and (ii) any Company Options awarded to, or any acceleration of vesting of any Company Options held by, any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary during the eighteen months immediately prior to the date hereof.

(f) There is no action pending or, to the Knowledge of the Company, threatened, against or by the Company involving any current or former employee, consultant, independent contractor or applicant that is reasonably likely to result in material liability to the Company. The Company has not received notice of, and the Company has no Knowledge that any governmental authority responsible for the enforcement of labor or employment Laws intends to conduct, an investigation with respect to the Company, and no such investigation is in progress.

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract to which the Company or any Company Subsidiary is a party to or bound by which falls within any of the following categories: (i) any agreement that limits or restricts in any material respect the Company or any Company Subsidiary from competing or engaging in any line of business or in any geographic area or that restricts the right of the Company and any Company Subsidiary (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights, (ii) any agreement that involves payments to or from the Company or any Company Subsidiary in excess of $500,000 during the eighteen-month period ended December 31, 2012, (iii) any agreement that by its terms limits the payment of dividends or other distributions to stockholders by the Company or any Company Subsidiary, (iv) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $1,000,000 individually, (v) any material lease, sublease or other Contract with respect to the Leased Real Property, (vi) any agreement that would require the disposition of any material assets or line of business of the Company or any Company Subsidiary as a result of the consummation of the transactions contemplated by this Agreement, (vii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (viii) any agreement that expressly prohibits or limits, the right of the Company or any Company Subsidiary to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property Rights, or (ix) any other agreement which would prohibit or materially delay the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement. Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract have been made available by the Company to Parent, or publicly filed with the SEC.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract; and (iii) none of the Company or any Company Subsidiary has received written notice of any violation or default under (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract.

3.15 Litigation.

(a) There is no suit, claim, action, or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, that, individually or in the aggregate, if determined adversely to the Company or any Company Subsidiary would reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or would prevent or materially delay consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement.

(c) To the Knowledge of the Company, there is no suit, claim, action or proceeding pending or threatened against any officer or director of the Company that is reasonably likely to result in any material liability on the part of the Company or any Company Subsidiary.

3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) each of the Company and the Company Subsidiaries are now and at all times have been in compliance with all Environmental Laws and each has all Environmental Permits necessary for the conduct and operation of the Business as now being conducted; (b) there has not been any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company and the Company Subsidiaries, or any property previously owned, leased or operated by the Company and the Company Subsidiaries at the time the Company or the Company Subsidiaries, as applicable owned, leased or operated said property, that has resulted or could reasonably be expected to result any liability pursuant to Environmental Laws; (c) the Company and the Company Subsidiaries have not disposed of or arranged for disposal of Hazardous Substances on any third party property that has resulted or could reasonably be expected to result in any liability pursuant to Environmental Laws; (d) the Company and the Company Subsidiaries have not exposed any employee or third party to any Hazardous Substances or condition which has resulted or could reasonably be expected to result in any liability pursuant to Environmental Laws and (e) the Company and the Company Subsidiaries have not received any notice of alleged liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law or otherwise regarding any liabilities pursuant to Environmental Laws.

3.17 Intellectual Property.

(a) General. With respect to the Intellectual Property Rights owned by the Company and each Company Subsidiary (collectively, “Company-Owned Intellectual Property”), Section 3.17(a) of the Company

Disclosure Schedule sets forth a complete and accurate list of all: (i) granted Patents and applications for Patents, including the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof, and any actions due within ninety days hereof ; (ii) registrations for and applications to register Trademarks, including the application serial number or registration number, for each country, province and state, and the class of goods covered, and any actions due within ninety days hereof; (iii) Domain Names, including the registration date, any renewal date and name of registry; and (iv) registrations for and applications to register Copyrights, including the number and date of registration for each country, province and state, in which a Copyright has been registered (items (i) to (iv), collectively, “Company Registered Intellectual Property”). True and complete copies of all applications and registrations for Trademarks and Copyrights included in Company Registered Intellectual Property, and all applications (and all office actions and responses for such applications) for Patents included in the Company Registered Intellectual Property as originally filed with the United States Patent and Trademark Office, and all Patents included in the Company Registered Intellectual Property as issued by the United States Patent and Trademark Office, have been provided, or upon reasonable request will be provided, to Parent.

(b) Sufficiency. To the Company’s Knowledge, the Material Intellectual Property constitutes all Intellectual Property Rights necessary for the conduct of the Business as presently conducted and, (i) with respect to the Levadex Product for the acute treatment of migraine only, currently planned to be conducted, including the design, manufacture, use, offer for sale, and sale of the Levadex Product for the acute treatment of migraine, and (ii) with respect to the Tempo Device, currently planned to be conducted in connection with the design, manufacture, sale and offer for sale of the Tempo Device for use with or delivery of, or containing or in association with, dihydroergotamine mesylate (and no other active pharmaceutical ingredient) for the acute treatment of migraine, excluding the Excluded Tempo Intellectual Property Rights.

(c) Ownership. (A) Except to the extent set forth on Section 3.17(c) of the Company Disclosure Schedule, the Company or each Company Subsidiary solely owns the Company Registered Intellectual Property and Company-Owned Intellectual Property, and either solely owns or has an exclusive license to the Material Intellectual Property, each free and clear of Liens (other than Permitted Liens), and (B) (i) none of such Company Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property will cease to be valid and enforceable rights of the Company or any Company Subsidiary, (ii) neither the Company’s rights nor obligations under any Inbound License Agreement or Outbound License Agreement will be lost, impaired, enlarged, or otherwise modified and (iii) no right of any third party to terminate or re-price or otherwise modify any applicable Inbound License Agreement or Outbound License Agreement will occur, in each of (i) through (iii) by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. The Company (i) has in all material respects performed all obligations required to be performed by it under each Inbound License Agreement (as defined in Section 3.17(e) below) and Outbound License Agreement (as defined in Section 3.17(f) below) and, to the Knowledge of the Company, each other party to each such Inbound License Agreement or Outbound License Agreement has in all material respects performed all obligations required to be performed by it under such Inbound License Agreement or Outbound License Agreement; and (ii) has not received any written notice of any material breach or material default under (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would result in a material breach of or material default under) any such Inbound License Agreement or Outbound License Agreement.

(d) Absence of Claims; Non-infringement. There are: (i) no proceedings, claims, or actions that have been instituted or are pending against the Company or any Company Subsidiary, or, to the Knowledge of the Company, are threatened, that challenge the Company’s or any Company Subsidiary’s ownership of or right to practice any Company Registered Intellectual Property, Material Intellectual Property , or Company-Owned Intellectual Property; (ii) no interference, opposition, reissue, reexamination, or other similar proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, enforceability, or ownership of any application for a Patent or Patent included in the Company Registered Intellectual Property or Material Intellectual

Property is being, has been, or could reasonably be expected to be contested or challenged; (iii) to the Company’s Knowledge, neither the Company’s nor any Company Subsidiary’s past, present, or currently planned research, development, use, importation, offering for sale, sale, or manufacture of the Levadex Product for the acute treatment of migraine infringes (whether directly or indirectly) upon any valid and enforceable patent rights of any other Person anywhere in the world; (iv) the Company has not received any notice alleging the invalidity or unenforceability of the Company Registered Intellectual Property or Material Intellectual Property, or any infringement or misappropriation of any other Person’s Intellectual Property Rights; (v) no Person has notified the Company that it is claiming any ownership of or right to use any Company Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property, other than the Company’s licensors of such Intellectual Property Rights listed in Section 3.17(e) of the Company’s Disclosure Schedule; (vi) none of the Company Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity affecting adversely the rights of the Company or any Company Subsidiary with respect thereto (excluding communications and decisions made in the ordinary course of patent prosecution); and (vii) to the Knowledge of the Company, no Person has infringed upon or misappropriated any of the Company Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property, or has claimed any ownership interest in any Company Registered Intellectual Property, or is currently doing so; and (viii) the Company has received no written opinions of counsel relating to the Intellectual Property Rights of third parties.

(e) Licenses from Third Parties. Section 3.17(e) of the Company Disclosure Schedule lists all in-licenses of Technology or Intellectual Property Rights, other than standard, off-the-shelf Software commercially available on standard terms from third-party vendors (e.g., Microsoft Windows) that are licensed, collectively and in the aggregate, for a license fee of no more than $100,000 (collectively “Inbound License Agreements”), true, correct, and complete copies of which have been provided to Parent, indicating for each the title and the parties thereto and the Intellectual Property Rights licensed thereunder.

(f) Licenses to Third Parties. Section 3.17(f) of the Company Disclosure Schedule lists all contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right to practice (whether or not currently exercisable), or interest in, the Company Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property, other than implied, non-exclusive licenses granted by the Company in the ordinary course of business in connection with purchases of Company’s products (collectively, “Outbound License Agreements”).

(g) Neither the Company nor any Company Subsidiary is bound by, and no Company Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert, or enforce any of such Intellectual Property Rights anywhere in the world. Neither the Company nor any Company Subsidiary is bound by any agreement to indemnify any other Person for infringement or misappropriation of Intellectual Property Rights, or similar claim.

(h) Protection of Intellectual Property Rights. All of the applications for Patents and granted Patents, applications and registrations for Trademarks, Copyrights and Domain Names and other pending applications and registrations with or to governmental or regulatory bodies with respect to the Company Registered Intellectual Property and Material Intellectual Property owned by the Company have been timely and duly filed, prosecution for such applications has been diligently conducted, all maintenance and related fees therefor have been properly calculated and timely paid (after giving effect to any available extension periods for such payments), and any applicable post-registration filing of affidavits of use and incontestability and renewal applications have been filed, other than any requirement that, if not satisfied, would not result in a cancellation of any such Intellectual Property Rights or otherwise materially adversely affect the priority, validity and enforceability of such Intellectual Property Rights. The Company and each Company Subsidiary has taken all other actions required to maintain the validity of issued Patents within either the Company Registered Intellectual

Property or the Material Intellectual Property owned by the Company, and to maintain the effectiveness of the Company Registered Intellectual Property and Material Intellectual Property owned by the Company. The Company and each Company Subsidiary represent that written assignment of invention agreements have been executed with officers, subcontractors, independent contractors and employees of the Company and each Company Subsidiary who contributed to the creation of the Company Registered Intellectual Property, Material Intellectual Property owned by the Company or such Company Subsidiary, or Company-Owned Intellectual Property using the applicable Company Form IP Contract or equivalent agreement or as set forth on Section 3.17(h) of the Company Disclosure Schedule, as applicable. The Company and each Company Subsidiary has taken all reasonable steps necessary or appropriate to ensure that written confidentiality and nondisclosure agreements have been executed with officers, subcontractors, independent contractors and employees of the Company and each Company Subsidiary who had access to the Trade Secrets owned by the Company that are material to the Business, using the applicable Company Form IP Contract or equivalent agreement or as set forth on Section 3.17(h) of the Company Disclosure Schedule, as applicable.

(i) Without limiting the foregoing, (i) to the Knowledge of the Company, there has been no misappropriation of any Trade Secret owned by the Company by any Person; (ii) to the Knowledge of the Company, no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any Trade Secret of any other Person in the course of performance as an employee, independent contractor or agent creating or contributing to the Company Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property; and (iii) to the Knowledge of the Company, no employee, independent contractor or agent of the Company or any Company Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Company-Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property. No funding, facilities, or Personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company-Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property. To the Knowledge of the Company, no inventions by current and former employees or consultants of the Company made or otherwise conceived prior to their beginning employment or consultation with the Company have been or will be incorporated into any of the Company-Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property, the Levadex Product or the Tempo Device, except to the extent that such employees or their employers, or consultants have granted the Company a license under or other rights with respect to such inventions in connection therewith pursuant to an express written agreement identified on Schedule 3.17(f) or pursuant to an express written assignment. Neither the Company nor any Company Subsidiary has made any submission or suggestion to, and is not subject to any agreement with, standards bodies or other similar entities that would obligate the Company or any Company Subsidiary to grant licenses to or otherwise impair its control of the Company-Registered Intellectual Property, Material Intellectual Property, or Company-Owned Intellectual Property.

(j) Standard Form IP Agreements. The Company has provided to Parent a true and complete copy of each standard form of contract used by the Company or any Company Subsidiary for the research, development, manufacture or license of the Material Intellectual Property by the Company or any Company Subsidiary (the “Company Form IP Contracts”), including each standard form of (i) employee, consulting or independent contractor agreement containing assignment of or licenses under Intellectual Property Rights and Technology or any confidentiality provision; and (ii) confidentiality or nondisclosure agreement. Section 3.17(j) of the Company Disclosure Schedule accurately describes the manner in which Company Form IP Contracts executed by the Company deviate in any material respect from the corresponding standard form agreement provided to Parent.

3.18 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary has timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Entity all Tax Returns required to be filed through the date hereof, (ii) all such Tax Returns are complete and accurate in all respects, and (iii) no claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes, or may be required to file any Tax Returns, in such jurisdiction.

(b) Payment of Taxes. All Taxes of the Company and each Company Subsidiary due and payable (whether or not shown or required to be shown on any Tax Return) have been timely paid except (i) for those Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Audits, Investigations or Claims. No deficiencies for any amount of Taxes have been proposed or assessed in writing against any of the Company and the Company Subsidiaries by any Governmental Entity exceptions for deficiencies (i) being contested in good faith by appropriate proceedings or (ii) with respect to which the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary, subject to exceptions for proceedings that, if resolved in a manner unfavorable to the Company or any Company Subsidiary, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.

(d) Tax Sharing Agreements. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liability under any agreement for the sharing, indemnification or allocation of Taxes (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(e) Other Entity Liability. None of the Company or any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary has any liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract, or otherwise.

(f) Withholding. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) Spin-Offs. Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a distribution of stock intended to qualify for tax-free treatment under section 355 of the Code in the two years prior to the date of this Agreement.

(h) Listed Transactions. Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) election under Code Section 108(i).

3.19 Insurance. The Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries, including any historic incurrence-based policies still in force (the “Insurance Policies”). Section 3.19 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies and have not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute a material breach or default under any Insurance Policy, or would permit termination or modification of, any such Insurance Policy. Since December 31, 2009, neither the Company nor any Company Subsidiary has received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

3.20 Properties and Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiaries have valid and subsisting ownership interests in and good title to all of the material tangible personal property reflected in the latest balance sheet included in the Company SEC Reports as being owned by the Company or any Company Subsidiaries or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (ii) the tangible personal property owned by the Company or the Company Subsidiaries is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

3.21 Real Property.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased or subleased by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property and (iii) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company and each Company Subsidiary have a valid and subsisting leasehold interest in all Leased Real Property leased by them, in each case free and clear of all Liens, other than Permitted Liens. The Company has made available to Parent true and complete copies of all leases pertaining to the Leased Real Property. Each such lease is valid, binding and in full force and effect, and all rent and other sums and charges payable by the Company and/or any Company Subsidiary as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists under any such lease.

(b) Neither the Company or any of the Company Subsidiaries owns any real property.

(c) Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the Knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Leased Real Property.

3.22 Regulatory Matters.

(a) Compliance. All material submissions made to Regulatory Authorities by the Company have complied in all material respects with all applicable Laws. All preclinical studies and clinical trials conducted by the Company have been, and are being, conducted in compliance in all material respects with applicable Laws, and the Company or its designee is reasonably monitoring clinical sites for their compliance with applicable Laws. The Company is not subject to an FDA consent decree or any similar order of a Regulatory Authority or Governmental Entity.

(b) Clinical Trials.

i. All clinical trials conducted by the Company with respect to the Levadex Product have been, and are being, to the extent applicable, conducted in material compliance with requirements of Good Clinical Practice (within the meaning of 21 CFR 56) and all requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, 56 and 58 of the United States Code of Federal Regulations.

ii. No clinical trial of the Levadex Product has been suspended, put on hold or terminated prior to completion, and no Investigational New Drug Application (as defined in the Act) that is required to be submitted with the FDA before beginning clinical testing in human subjects, or any equivalent non-U.S. filing or application for the Levadex Product been suspended, withdrawn, rejected or refused, in each case, as a result of any action by a Regulatory Authority or voluntarily by the Company. The Company has not received any written notice or other written communication indicating that a Regulatory Authority has commenced or threatened to initiate any action to withdraw approval or terminate clinical development of the Levadex Product, or to enjoin the manufacturing or testing of the Levadex Product.

(c) No False Statements. Neither the Company, nor any officer, employee, or agent of the Company, has committed an act, made a statement or failed to make a statement, that (in any such case) that is prohibited under the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(d) Health Care Laws. The Company and, to the Knowledge of the Company, its directors, officers, employees, and agents (while acting in such capacity) are, and at all times since January 1, 2003 were, in material compliance with, all health care laws applicable to the Company or any of its activities, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. Section 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. Section 3729 et seq.), the administrative False Claims Law (42 U.S.C. Section 1320a-7b(a)), the Stark law (42 U.S.C. Section 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), the exclusion laws (42 U.S.C. Section 1320a-7), the Act (21 U.S.C. Section 301 et seq.), the Controlled Substances Act (21 U.S.C. Section 801 et seq.), the Public Health Service Act (42 U.S.C. Section 201 et seq.), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the regulations promulgated pursuant to such laws, and similar or related state laws, rules, and regulations (collectively, “Health Care Laws”). The Company has not received any notification, correspondence or any other written or oral communication of any material pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any governmental authority, including, without limitation, the FDA, the United States Federal Trade Commission, the United States Drug Enforcement Administration, CMS, HHS’s Office of Inspector General, the United States Department of Justice and state Attorneys General or similar agencies of potential or actual non-compliance by, or liability of, the Company under any Health Care Laws.

(e) Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any officer, key employee or agent of the Company or any Subsidiary, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a, federal healthcare program exclusion under 42 U.S.C. § 1320a-7, any similar remedies under applicable state Laws, or the similar Laws administered by a Governmental Entity that are applicable to the Company and its Subsidiaries.

3.23 Opinion of Financial Advisors. The Company Board has received the written opinion (the “Fairness Opinion”) of Centerview Partners LLC (the “Company Financial Advisor”), to the effect that, as of the date hereof and subject to the assumptions, limitations and other matters set forth therein, the consideration to be paid to the holders of Company Common Stock (other than Parent, the Purchaser or any of their wholly owned subsidiaries and shares of Company Common Stock as to which appraisal rights have been perfected pursuant to Section 262 of the DGCL) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company has provided or will promptly provide to Parent a true and complete copy of the Fairness Opinion solely for informational purposes.

3.24 Required Vote. No approval by the holders of any class of capital stock of the Company is required to approve and adopt this Agreement and the transactions contemplated hereby, except if required by Law, the Merger shall require the affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock (the “Company Stockholder Approval”).

3.25 Brokers. Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger. The Company has heretofore made available to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Merger or any other transactions contemplated by this Agreement.

3.26 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

3.27 Certain Payments. Neither the Company nor any of the Company Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (i) has provided any illegal contributions, gifts, entertainment or other unlawful items to influence political activity, (ii) has provided any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or any other applicable anti-bribery laws, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.28 Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any material Contract or transaction with, any holder of 5% or more of the Company Common Stock or any director, officer, or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors and officers of the Company or the Company Subsidiaries (all of which arrangements are on ordinary, arms’ length terms and conditions).

3.29 Conflict Minerals. No Conflict Minerals are necessary to the functionality or production of or are used in the production of any product of the Company or any product currently proposed to be manufactured by the Company or any of the Subsidiaries or on its behalf in the future. “Conflict Minerals” means: (1) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; and (2) any other mineral or its derivatives, the exploitation and trade of which is determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

3.30 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof) will not, when filed with the SEC or when first distributed or disseminated to the Company’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not, when filed with the SEC or when first distributed or disseminated to the Company’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or the Purchaser in writing expressly for inclusion therein.

3.31 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment or supplement thereof), at the date first mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

3.32 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided to Parent or the Purchaser in connection with the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Except as set forth in the Disclosure Schedule delivered by Parent and the Purchaser to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement or in any other part of the Parent Disclosure Schedule where it is readily apparent from the face of such disclosure that such disclosure shall be deemed to be disclosed with respect to any other Section or Subsection of this Agreement, Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by each of Parent and Purchaser, as applicable, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or the Purchaser and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by Parent as the sole stockholder of the Purchaser which shall occur immediately following the execution and delivery of this Agreement by the parties hereto). This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or the Purchaser or any of their respective properties or assets; or (c) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, require any other consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent or the Purchaser pursuant to, any Contract, to which Parent or the Purchaser is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and the Purchaser the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable foreign or supranational antitrust and competition laws set forth in Section 4.3 of the Parent Disclosure Schedule, (c) compliance with the applicable requirements of the Exchange Act, (d) compliance with the applicable requirements of the Securities Act, (e) compliance with any applicable foreign or state securities or Blue Sky Laws, (f) filings with the SEC as may be required by Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby, (g) such filings as may be required under the rules and regulations of the New York Stock Exchange and (h) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Litigation.

(a) As of the date hereof, there is no suit, claim, action, or proceeding pending or, to the knowledge of Parent, threatened against Parent or the Purchaser that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, or that challenges the validity of the Offer or the Merger.

(b) As of the date hereof, neither Parent nor the Purchaser is subject to any outstanding order, writ, injunction, judgment, or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6 Ownership of Company Capital Stock. Neither Parent nor the Purchaser is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.7 Sufficient Funds. Parent and the Purchaser will have all of the funds available as and when needed that are necessary to consummate the Offer and the Merger and to perform their respective obligations under this Agreement.

4.8 Ownership of the Purchaser; No Prior Activities.

(a) The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9 Management Arrangements. As of the date hereof, except as previously disclosed to the Company, none of Parent or the Purchaser, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.10 Brokers. Except for Parent’s obligations to Goldman, Sachs & Co., Parent’s financial advisor, neither Parent, the Purchaser nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, the Purchaser or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.11 Information in the Proxy Statement. The information supplied by Parent or the Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment or supplement thereof) will not, at the date first mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.12 Information in the Offer Documents and the Schedule 14D-9. The Offer Documents (and any amendment thereof) will not, when filed with the SEC or at the time of first distribution or dissemination thereof to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or the Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company in writing expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

4.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Parent, the Purchaser, nor any Person behalf of Parent or the Purchaser makes any express or implied representation or warranty with respect to Parent or the Purchaser or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, (i) conduct its operations in the ordinary course of business, (ii) use commercially reasonable efforts to preserve substantially intact the goodwill and current relationships of the Company and each Company Subsidiary with significant customers, significant suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations and (iii) use commercially reasonable efforts to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change (or permit to be amended or changed) the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of the Company or any Company Subsidiary, other than (i) the issuance of Shares upon the vesting of Company RSUs or the exercise of Company Options, in each case, that are outstanding as of the date hereof, and then only in accordance with their terms as in effect as of the date hereof, (ii) the award of Company Options, Company RSUs, Restricted Stock granted pursuant to the Company Stock Option Plans in the ordinary course of business consistent with past practice, or (iii) pursuant to the ESPP, provided, however, that the number of shares of Company Common Stock (including, for the avoidance of doubt, Restricted Stock) issued, or issuable pursuant to Company Options and/or Company RSUs, pursuant to clauses (ii) and (iii) shall not exceed 62,250 in the aggregate;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets of the Company or any Company Subsidiary, except (i) pursuant to existing contracts or commitments disclosed to Parent, (ii) pursuant to the sale, purchase or licensing of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business consistent with past practice or (iii) licenses in the ordinary course of business consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;

(f) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(g) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets (including the purchase of inventory, raw materials, equipment, goods, or other supplies) in the ordinary course of business and any other acquisitions for consideration that is individually not in excess of $100,000, or in the aggregate not in excess of $300,000;

(h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary) in excess of $75,000 in the aggregate;

(j) terminate, cancel, or amend or waive any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business;

(k) make or authorize any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $500,000;

(l) except to the extent required by (i) applicable Law, (ii) the existing terms of any Company Benefit Plan or (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement: (A) increase the compensation or benefits payable or to become payable (including the acceleration of vesting of such compensation and/or benefits) to its current or former directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in benefits, salaries or wages of employees of the Company or any Company Subsidiary); (B) grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by the terms of a collective bargaining agreement in existence on the date of this Agreement, (C) except as contemplated by this Agreement, grant, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (D) fail to make any material required contributions under any Company Benefit Plan, or (E) except as contemplated by clause (B) of this Section 5.1(l), hire or terminate the employment, or modify the contractual relationship of, any officer, employee or consultant of the Company or any Company Subsidiary, other than hirings or terminations in the ordinary course of business consistent with past practice;

(m) forgive any loans to directors, officers, employees or any of their respective affiliates;

(n) make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(o) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $25,000 individually or $50,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary;

(p) (i) make any material tax election or settle or compromise any material liability for Taxes or any material claim for a Tax refund, (ii) except as required by Law or to conform with a change permitted by Section 5.1(o), make any change (or file any such change) in any material method of Tax accounting, (iii) file any amended Tax Return involving a material amount of additional Taxes (except as required by Law) or (iv) waive or extend the statute of limitations in respect of the assessment or determination of material Taxes (other than pursuant to extensions of time to file Tax Returns);

(q) write up, write down or write off the net book value of any assets, in the aggregate, in excess of $60,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(r) pre-pay any long-term debt;

(s) enter into any material joint venture or material statutory partnership;

(t) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(u) create any Subsidiary; or

(v) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing other than in the ordinary course of business.

5.2 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such Person shall use commercially reasonable efforts to cause the counterparty thereto to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Company Representatives”) to: (i) provide to Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times during normal operating hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof (including Tax Returns) and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, Personnel and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request.

(b) With respect to the information disclosed pursuant to Section 5.2(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated December 17, 2012, by and between the Company and Parent (the “Confidentiality Agreement”).

5.3 No Solicitation of Transactions.

(a) Notwithstanding anything to the contrary in Section 5.1, and subject to Section 5.3(b), from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries and the Company Representatives not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, induce or facilitate or take any action to solicit, initiate or seek or knowingly encourage, induce or facilitate any inquiry, expression of interest, proposal or offer that constitutes, relates to or could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, or that could reasonably be expected to lead to, any Acquisition Proposal with any Person other than Parent or the Purchaser, (iii) furnish to any Person other than Parent or the Purchaser any non-public information in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or (iv) enter into any agreement, letter of intent or Contract providing for the consummation of any or otherwise relating to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal, and shall promptly after the date of this Agreement instruct each Person that has in the twelve months prior to the date of this Agreement executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy in accordance with the terms of such confidentiality agreement all information, documents and materials relating to the Acquisition Proposal or to the Company or any Company Subsidiary and their respective businesses previously furnished by or on behalf of the Company or any Company Subsidiary or any Company Representatives.

(b) From the date of this Agreement until the earlier of the Acceptance Time or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event within three Business Days) provide Parent with: (i) an oral and a written description of any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal (including any modification thereto), or any request for information that would reasonably be expected to lead to an Acquisition Proposal, that is received by the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary from any Person (other than Parent or the Purchaser) including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”); and (ii) a copy of each material written communication and a summary of each material oral communication transmitted on behalf of the Other Interested Party or any of its Representatives to the Company or any Company Subsidiary or any of their Representatives or transmitted on behalf of the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary to the Other Interested Party or any of its Representatives. Without limiting the foregoing, the Company shall promptly (and in any event within three Business Days) notify Parent orally and in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(c).

(c) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the Acceptance Time (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iii) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may take the following actions: (A) furnish information with respect to the Company and any Company Subsidiary to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) shall not, and shall not allow any Company Subsidiary or any Company Representative to, disclose any information to such Person without first entering into an Acceptable Confidentiality Agreement, and (y) shall promptly provide to Parent any information concerning the Company or any Company Subsidiary provided to such other Person which was not previously provided to Parent.

(d) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) adopt, approve, recommend or otherwise declare advisable the adoption of any

Acquisition Proposal, (iii) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or (iv) resolve or agree to take any such actions (each such action set forth in this Section 5.3(d) being referred to as a “Change of Board Recommendation”).

(e) Notwithstanding anything to the contrary contained herein, the Company Board may, at any time prior to the Acceptance Time, make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Board Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.3(f)) if the Company Board has determined in good faith, after consultation with its outside legal counsel, that, in light of facts, events and/or circumstances that have developed since the Agreement Date and prior to the Acceptance Time and of which the Company Board did not, as of the date hereof, have knowledge and that were not reasonably foreseeable by the Company Board as of or immediately prior to the date hereof after due inquiry of the Company’s executive management team (an “Intervening Event”) and taking into account the results of any negotiations with Parent as contemplated by subsection ii. below and any offer from Parent contemplated by subsection iii below, the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law (it being agreed that, for the avoidance of doubt, the approval by the FDA of NDA Number 202-363 (or any resubmission of such NDA or any other NDA relating to the Levadex Product) shall be deemed not to constitute an Intervening Event); provided, however, that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing unless:

i. the Company shall have provided prior written notice to Parent, at least three Business Days in advance (the “Intervening Event Notice Period”) of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board reason for proposing to effect such Change of Board Recommendation pursuant to this Section 5.3(e);

ii. prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation; and

iii. Parent shall not have, within the aforementioned three Business Day period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and the Purchaser, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Board Recommendation.

(f) Notwithstanding anything to the contrary contained in this Article 5, if the Company receives an Acquisition Proposal that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period provided pursuant to this Section 5.3(f), that are binding and have been irrevocably committed to by Parent in writing, and provided that such Acquisition Proposal did not result from or arise in connection with a material breach by the Company or any of its Representatives of this Section 5.3, the Company Board may at any time prior to the Acceptance Time, if the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such actions would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, take the following action: (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Breakup Fee and otherwise complies with the provisions of Sections 7.1(f) and 7.2; and provided further that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

i. the Company shall have provided prior written notice to Parent, at least three Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the material terms and conditions of such Superior Proposal, (including the identity of the party making such Superior Proposal) and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, including the definitive agreement with respect to such Superior Proposal; and

ii. prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e) with respect to such new written notice (provided that the Notice Period for any subsequent notice shall be shortened from three Business Days to one Business Day). The Company agrees that any violation of the restrictions set forth in this Section 5.3 by any of the Company Representatives shall be deemed to be a material breach of this Agreement (including this Section 5.3) by the Company.

(g) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that the Company Board determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, Applicable Law; provided, however, that the content of any such disclosure shall be governed by the terms of this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Board Recommendation unless the Company Board expressly reaffirms its recommendation to its stockholders in favor of the Offer and Merger in such disclosure.

(h) The Company agrees that any violation of the restrictions set forth in this Section 5.3 by any Company Representative, whether or not such Person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(i) The Company shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.3, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

5.4 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Offer and the Merger and (iii) as promptly as reasonably practicable, and in any event within 10 Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer or the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to timely obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration in excess of $10,000 or make any other material concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent.

(c) Without limiting the generality of anything contained in this Section 5.4, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Each of Parent, the Purchaser and the Company shall (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Competition Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Entities in which any such filings or submissions are made under any applicable Competition Laws as promptly as practicable, (iv) use their commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as reasonably practicable and (v) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, if any objections are asserted with respect to the transactions contemplated hereby under any Competition Law or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or other Governmental Entities or any private party challenging any of the transactions contemplated hereby as violative of any Competition Law or that would otherwise prevent materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, the Purchaser and the Company shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any non-material assets or business of the Company or its Subsidiaries taken as a whole and (ii) otherwise taking or committing to take any actions that after the Closing would not materially limit the freedom of action of Parent or its Subsidiaries (including the Surviving Corporation) with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, material product lines or assets, in each case as may be required in order to resolve such objections or suits by the Expiration Date; provided, however, that neither the Company nor any of its Subsidiaries nor Parent nor any of its Subsidiaries or affiliates shall be obligated to, and the Company shall not without Parent’s prior written consent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate, dispose of any assets or conduct or change its business unless such requirement, condition, understanding, agreement or order is binding on the Company or any of its Subsidiaries or on Parent or any of its Subsidiaries or affiliates, as the case may be, only in the event the Closing occurs.

(e) Subject to the obligations under Section 5.4(d), (i) if any Governmental Entity issues an order, decree, injunction or ruling or takes any other action enjoining or otherwise preventing the consummation of the Offer or the Merger, or (ii) if any other administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party that challenges, or seeks to prohibit, prevent or restrict the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, then (x) at their sole cost and expense, Parent and the Purchaser shall (1) use commercially reasonable efforts to have vacated, lifted, reversed or overturned any such order, decree, injunction or ruling and (2) defend, contest and resist any such action or proceeding, and (y) each of Parent, the Purchaser and the Company shall cooperate in a commercially reasonable manner with each other in connection therewith.

(f) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give Parent or the Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.5 Certain Notices.

(a) From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied or (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

(b) From and after the date of this Agreement until the Effective Time, the Company agrees to provide Parent with: (i) advance written notice of the Company’s intent to submit a major amendment to or resubmission of (as those terms are used in 21 C.F.R. 314.60) NDA Number 202-363 (a “Major Amendment”) at least 20 Business Days prior to the date that the Company submits such Major Amendment to the extent such Major Amendment is reasonably expected to delay the timeline for FDA review of the NDA in accordance with 21 C.F.R. 314.60; (ii) a copy of such Major Amendment at least five Business Days prior to submission to the FDA; (iii) except as may be prohibited by any Governmental Entity or by any Law, any communications with the FDA with respect to the Levadex Product that may reasonably be deemed to impact or potentially impact, in any material respect, the Levadex Product or the FDA Approval, including any communication that is reasonably expected to delay the timeline for FDA review of the NDA in accordance with 21 C.F.R. 314.60; and (iv) a reasonable opportunity to review and comment on any Major Amendment (such review and comment to occur within the five Business Day period after Parent’s receipt of such Major Amendment as contemplated in clause (ii)) and on any communication or proposed response to any communication with the FDA referenced in clause (iii).

(c) From and after the date of this Agreement until the Effective Time, the Company agrees to provide Parent with advance written notice of the Company’s intent to enter into or amend any material supply or manufacturing Contracts at least ten Business Days prior to entering into or amending such Contracts.

5.6 Public Announcements. Each of the Company, Parent and the Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and the Purchaser agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.7 Employee Benefit Matters.

(a) From and after the Closing Date, and subject to the provisions of this Section 5.7, Parent shall provide Company Employees who remain employed by Parent following the Closing Date compensation opportunities and types of benefits that are substantially comparable in the aggregate (excluding equity-based compensation) to those provided to similarly situated employees of Parent, pursuant to compensation and benefit plans sponsored by Parent or its affiliates (“Parent Benefit Plans”). Except as expressly provided herein, nothing herein is intended to limit the right of Parent, Purchaser, or the Surviving Corporation to (A) terminate the employment of any Company Employee at any time, (B) change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner, or (C) change or modify the terms or conditions of employment for any of their employees.

(b) Notwithstanding anything in Section 5.7(a) to the contrary, the Company shall, upon Parent’s written request delivered not less than fifteen days before the Closing Date, terminate the Company’s qualified defined contribution retirement plan (the “Company 401(k) Plan”) effective as of the day before the Closing Date (the “Plan Termination Date”). In the event of such request, (i) the Company shall amend the Company 401(k) Plan and/or take such other action as is necessary so that the account balances of affected participants shall become fully vested and non-forfeitable to the extent required under applicable Law as of the Plan Termination Date, (ii) all employee and employer contributions under the Company 401(k) Plan shall cease of the Plan Termination Date, and (iii) the trustee of the Company 401(k) plan shall not accept contributions to the Company 401(k) Plan other than contributions made on behalf of participants that are based on compensation earned prior to the Plan Termination Date and repayments of participant loans. In the event the Company terminates the

Company 401(k) Plan pursuant to Parent’s written request, Parent agrees to accept the individual employee-requested rollovers of 401(k) account balances (including outstanding loans) from Company Employees into Parent’s defined contribution retirement plan.

(c) Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary for purposes of vesting, eligibility to participate, and level of benefits under all Parent Benefit Plans in which such Company Employees may be eligible to participate after the Closing Date, including, but not limited to accrual of vacation using Parent’s vacation policy, except that prior service with the Company or a Company Subsidiary shall not be recognized for purposes of eligibility to receive the employer contribution (other than any employer matching contributions) into the defined contribution retirement plan or tuition reimbursement sponsored by Parent. In addition, for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical or vision benefits, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements (except for life, disability and accidental death and dismemberment insurances) of such Parent Benefit Plan to be waived for the Company Employees and their covered dependents, and Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents prior to such Covered Employee’s participation in the corresponding Parent Benefit Plan to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements for the applicable plan year, in each case as permitted by the terms and conditions of the Parent Benefit Plans.

(d) From and after the Acceptance Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation to, honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company and any Company Employee, including bonuses and/or incentive compensation in existence on the date hereof, unless such agreements are superseded by agreements with Parent.

(e) This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.7, express or implied, is intended to confer upon any other Person (including but not limited to Company Employees) any rights or remedies of any nature whatsoever under or by reason of this Section 5.7.

(f) If the Company enters into additional Company Compensation Arrangements after the date hereof and prior to the Effective Time, in compliance with the terms of this Agreement, the Compensation Committee of the Company Board shall promptly approve each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and take all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act.

5.8 Indemnification of Directors and Officers.

(a) For a period of six years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Certificate, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees of the Company arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time. Parent and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.8(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement; provided, however, that the director, officer or employee of the Company to whom expenses are advanced undertakes to repay such advanced expenses to Parent and the Surviving Corporation within five Business Days if it is ultimately determined that such director, officer or employee is not entitled to indemnification pursuant to this Section 5.8(a).

(b) For a period of six years from and after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. Parent shall cause the indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

(c) For six years from and after the Effective Time, Parent shall cause the Surviving Corporation to maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

(e) The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

5.9 State Takeover Laws. The Company and the Company Board shall take no action to cause any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law to become applicable to the Company, Parent, the Purchaser, the Offer, the Merger, the Top-Up Option or any of the other transactions contemplated by this Agreement, and, if any such Law becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the Offer, the Merger, the Top-Up Option or any of the other transactions contemplated by this Agreement, including the acquisition of Shares pursuant thereto, or the Support Agreements or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.10 Parent Agreement Concerning the Purchaser. Parent agrees to cause the Purchaser to comply with its obligations under this Agreement.

5.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares or Company Options pursuant to this Agreement, and the Offer and the Merger shall be an exempt transaction for purposes of Section 16.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of the Company, if required by applicable Law.

(b) The Shares validly tendered and not withdrawn pursuant to the Offer shall have been accepted for payment and paid for pursuant to the Offer and the terms of this Agreement; provided, however, that neither Parent nor the Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, the Purchaser shall have failed to purchase any of the Shares validly tendered and not withdrawn pursuant to the Offer.

(c) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity or any other legal restraint or prohibition and there shall not be in effect any Law enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time;

(b) By the Company, if Parent or the Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as provided in Section 1.1 hereof by February 11, 2013; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company if the material breach of this Agreement by the Company has been the primary cause or primarily resulted in the failure by Parent or Purchaser to so commence the Offer;

(c) By either the Company or Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition to the Offer set forth in Annex I or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose material breach of this Agreement has been the primary cause or primarily resulted in the non-satisfaction of any condition to the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

(d) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.4);

(e) By Parent, at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(f) By the Company, at any time prior to the Acceptance Time in order to accept a Superior Proposal in accordance with Section 5.3(f);

(g) By Parent or the Company, if the Acceptance Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(g) shall not be available to any party whose breach of this Agreement has been the primary cause or primarily resulted in the failure of the Acceptance Time to have occurred on or before the Initial Outside Date;

(h) By Parent, at any time prior to the Acceptance Time if: (i) any of the representations or warranties of the Company contained in this Agreement shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (ii) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, in the case of each of clause (i) and (ii) such that any condition to the Offer contained in Annex I is not or would reasonably be likely to not be satisfied, (ii) Parent shall have delivered to the Company written notice of such untruth, inaccuracy or breach and (iii) either such untruth, inaccuracy or breach is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such untruth, inaccuracy or breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if: (A) any material covenant of Parent or the Purchaser contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects; or (B) any of the representations and warranties of Parent and/or Purchaser contained in this Agreement shall have been breached and not cured in all material respects; or

(i) By the Company, at any time prior to the Acceptance Time if: (i) any of the representations or warranties of Parent or the Purchaser contained in this Agreement shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (ii) Parent or Purchaser shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement and such breach or failure to perform shall have had or is reasonably like to have, individually or in the aggregate, a material adverse effect upon Parent’s or the Purchaser’s ability to consummate the Offer or the Merger, (ii) the Company shall have delivered to Parent written notice of such untruth, inaccuracy or breach and (iii) either such untruth, inaccuracy or breach is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such untruth, inaccuracy or breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if: (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects; or (B) any of the representations and warranties of the Company contained in this Agreement shall have been breached and not cured in all material respects.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors except (a) with respect to Section 5.2(b), Section 5.6, this Section 7.2 and Article 8 and (b) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or based on fraud.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall pay to Parent concurrent with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee of $36,000,000 (the “Breakup Fee”).

(c) In the event that this Agreement is terminated pursuant to Section 7.1(g), and prior to the date of termination of this Agreement an Acquisition Proposal shall have been made directly to the stockholders, otherwise publicly disclosed or otherwise publicly communicated to senior management of the Company or the Company Board, and on or prior to the first anniversary of the termination of this Agreement (i) such Acquisition Proposal is consummated, (ii) the Company enters into a definitive written agreement providing for the consummation of such Acquisition Proposal and such Acquisition Proposal is subsequently consummated (whether consummated before or after such anniversary), or (iii) the Company Board recommends or submits an Acquisition Proposal to its stockholders for adoption and such transaction is subsequently consummated (whether consummated before or after such anniversary), which, in the cases of clauses (i) through (iii), need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof, then, concurrent with such consummation, the Company shall pay Parent the Breakup Fee (provided, that for purposes of this Section 7.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “25%” shall be deemed to be references to “50%”).

(d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. Each of the Company, Parent and the Purchaser acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, the Purchaser and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and the Purchaser in the circumstances in which such Breakup Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If the Company fails promptly to pay the amounts due pursuant to this Section 7.2, and in order to obtain such payment, Parent or its designee commences a suit that results in a judgment against the Company for all or a portion of the Breakup Fee, the Company shall pay to Parent or its designees interest on such amount or amounts from the date such payment was required to be made until the payment date at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

7.3 Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of the Agreement by the Company’s stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders, without the approval of such stockholders in accordance with applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured breaches of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) solely with respect to notices and other communications pursuant to Section 5.3, on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Parent or the Purchaser, addressed to it at:

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Attention: General Counsel

Facsimile No.: (714) 246-4774

with a copy to (for information purposes only):

Gibson, Dunn & Crutcher LLP

3161 Michelson Dr.

Irvine, California 92612

Attention: Terrence Allen

Facsimile No.: (949) 475-4724

If to the Company, addressed to it at:

MAP Pharmaceuticals, Inc.

2400 Bayshore Parkway

Mountain View, California 94043

Attention: General Counsel

Facsimile Number: (650) 386-3101

with a copy to (for information purposes only):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94062

Attention: Patrick A. Pohlen

Facsimile No.: (650) 463-2600

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any offer, inquiry or proposal concerning or relating to, or that could reasonably be expected to lead to, any (a) merger, consolidation, reorganization, tender offer, self-tender, exchange offer, recapitalization, liquidation, dissolution or other business combination or similar transaction involving the Company, (b) license, joint venture, partnership or other similar transaction involving or with respect to the Levadex Product and/or the Tempo Device, (c) sale, lease, license, joint venture, partnership or other transaction that would, directly or indirectly, result in any third party acquiring or licensing assets (including Equity Interests of a Company Subsidiary) or any Company Subsidiary representing, directly or indirectly, 25% or more of the consolidated assets of the Company and the Company Subsidiaries (other than the Levadex Product and the Tempo Device), (c) issuance or sale by the Company of Equity Interests representing 25% or more of the voting power of the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 25% or more of the voting power of the Company or (e) any combination of the foregoing (in each case, other than the Offer and the Merger).

“Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and the rules and regulations promulgated thereunder.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business” means the business conducted by the Company or the Company Subsidiaries in the design, development, research, use and manufacture of the Levadex Product and the Tempo Device.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” means all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and whether written or unwritten, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary. With respect to plans subject to Title IV of ERISA, “Company Benefit Plans” also includes any plan of an ERISA Affiliate.

“Company Employee” shall mean (a) each person who on the Closing Date is an active employee of the Company or any Company Subsidiary and (b) each person who is an employee of the Company or any of

Company Subsidiary on the Closing Date who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the Company and the Company Subsidiaries, or who is on approved leave under the Family and Medical Leave Act).

“Company Material Adverse Effect” means any change, event, development, condition, occurrence, effect or state of facts that, individually or in the aggregate with all other changes, events, developments, conditions, occurrences, effects or states of facts, is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company and the Company Subsidiaries conduct business; (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (c) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Offer and the Merger, including any litigation resulting therefrom, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships resulting therefrom (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.4 and 3.5); (d) any change arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented (provided, that the exceptions in this clause (d) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.4 and 3.5); (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (f) any hurricane, earthquake, flood, or other natural disasters or acts of God; (g) changes in Laws after the date hereof, to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby; (h) changes in GAAP after the date hereof, to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby; (i) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(h) or (j) of this definition); or (j) a decline in the price of the Company Common Stock on the Nasdaq or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of the definition).

“Competition Law” any merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any legally binding contract, agreement, indenture, note, bond, loan, license, instrument, lease or any other legally binding commitment, plan or arrangement, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA Affiliate” means any company that is treated as a single employer together with the Company under Sections 414(b), (c), (m), or (o) of the Code.

“Excluded Tempo Intellectual Property Rights” means all Intellectual Property Rights that claim, cover or relate to the Tempo Device or any aspects thereof (A) for use with or delivery of, or containing or in association with, any active pharmaceutical ingredient or other material that is not included in the Levadex Product, which Intellectual Property Rights do not claim, cover or, except with respect to Patents, relate to the use of the Tempo Device or any aspects thereof for use with or delivery of, or containing or in association with, the active ingredient that is included in the Levadex Product, or (B) for use with the Levadex Product other than for the acute treatment of migraine, which Intellectual Property Rights do not claim, cover or, except with respect to Patents, relate to the use of the Tempo Device or any aspects thereof for use with the Levadex Product for the acute treatment of migraine.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9 and Proxy Statement and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“FDA” means the United States Food and Drug Administration.

“FDA Approval” means all authorizations by the FDA that are required for the marketing of the Levadex Product in the United States.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authorization” shall mean any permit, license, approval, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), including rights in respect of utility models or industrial designs, and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications (including intent to use applications) for registration thereof (collectively, “Trademarks”), (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof (collectively, “Copyrights”), (d) mask work rights and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), whether registered or unregistered, and any applications for registration therefor; (f) trade secrets and other rights in know-how and other confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, methods, processes, techniques, formulae, algorithms, technical data, specifications, research and development information, or technology) (collectively, “Trade Secrets”), (g) URL and domain name registrations (collectively, “Domain Names”), (h) inventions (whether or not patentable) and improvements thereto, (i) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (j) other proprietary or intellectual property rights now known or hereafter recognized, whether or not constituting Trade Secrets.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of a Person means, for purposes of Article 3, (i) the actual knowledge of any executive officer of the Person or other officer of the Person having primary responsibility for the relevant matter and (ii) such additional knowledge as could reasonably be expected to be acquired by any such executive or other officer after reasonable inquiry of such employee or employees of the applicable Person who might reasonably be expected to have knowledge of the relevant matter.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Levadex™ Product” means the product in development by the Company as of the date hereof consisting of a proprietary formulation of dihydroergotamine for delivery using the Tempo Device.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Intellectual Property” means all of the Intellectual Property Rights owned by or licensed to the Company or each Company Subsidiary that claim or cover or, except with respect to Patents, relate to, any of the following: (i) the Levadex Product, or any aspects thereof, for the delivery of the active pharmaceutical ingredient included in the Levadex Product, and for the acute treatment of migraine; (ii) a Tempo Device or any aspects thereof (excluding the Excluded Tempo Intellectual Property Rights); (iii) the design, development, making, selling, offering for sale, marketing, importing and exporting of the items in clauses (i) and (ii); or (iv) Technology used by or on behalf of the Company or the Company Subsidiaries in the design, development or manufacture of the Levadex Product, the use of the Levadex Product for the acute treatment of migraine, or the design, development or manufacture of a Tempo Device (excluding the Excluded Tempo Intellectual Property Rights). Material Intellectual Property includes the Intellectual Property Rights listed in Section 3.17(b) of the Company Disclosure Schedule.

“NDA” means a New Drug Application as defined in the Act that is submitted under Section 505(b) of the Act to apply for FDA Approval.

“on a fully diluted basis” means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of Shares the Company is then required to issue pursuant to options, rights or other obligations outstanding at such date under any employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the Company Stock Option Plans.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC, other than the Schedule 14D-9 and the Proxy Statement.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by Parent or the Purchaser of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established or provided on the appropriate financial statements, and (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Entity involved in the granting of a regulatory approval for such country or countries.

“Representatives” means any directors, officers, employees, accountants, consultants, legal counsel, advisors, agents or other representatives of a Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, menus, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide Acquisition Proposal (except the references therein to “25%” shall be replaced by “50%”) made by a third party that in the good faith judgment of the Company Board (after consultation with outside counsel and its financial advisor), taking into account all factors that the Company deems relevant (including the existence of financing conditions to the consummation of such Acquisition Proposal, the need for financing and the conditionality of any financing commitments), would, if consummated, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be irrevocably offered by Parent pursuant to Section 5.3(f)).

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties and additions thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, escheat claims, value-added and gains tax.

“Tax Return” means any report, return (including information return), claim for refund, election or declaration required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, build instructions, test reports, schematics, algorithms, formulae, test vectors, databases, lab notebooks, processes, prototypes, materials, samples, studies, or other know-how and other works of authorship.

“Tempo Device” means the Company’s proprietary TEMPO pressurized metered dose inhaler.

“Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

“Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have effected a Change of Board Recommendation; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation or a statement to the effect that the Company Board has determined that each of the Offer and the Merger is in the best interests of the Company’s stockholders; (iii) the Company Board shall have publicly recommended to its stockholders any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement under the circumstances contemplated by, and in accordance with, Section 5.3(c)); or (v) a tender or exchange offer relating to securities of the Company shall have been commenced, and the Company shall not have sent to its securityholders, by the earlier of (A) ten Business Days after the commencement of such tender or exchange offer or (B) if such tender or exchange offer commences during the period beginning ten Business Days prior to the Outside Date, (x) the date that is three days prior to the Outside Date in the event such tender or exchange offer commences on or prior to the third Business Day prior to the Outside Date, or (y) the date that is one day prior to the Outside Date in the event such tender or exchange offer commences after the date that is three Business Days prior to the Outside Date, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Acceptance Time”	Section 1.3(a)

“Book-Entry Shares”	Section 2.2(b)

“Breakup Fee”	Section 7.2(b)

“Certificate of Merger”	Section 1.5

“Certificates”	Section 2.2(b)

“Change of Board Recommendation”	Section 5.3(d)

“Closing”	Section 1.5

“Closing Date”	Section 1.5

“Company”	Preamble

“Company 401(k) Plan”	Section 5.7(b)

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(b)

“Company Certificate”	Section 3.1(b)

“Company Common Stock”	Recitals

“Company Compensation Arrangement”	Section 3.13(e)

“Company Disclosure Schedule”	Article 3

“Company Form IP Contracts”	Section 3.17(j)

“Company Financial Advisor”	Section 3.23

“Company Financial Statements”	Section 3.7(a)

“Company Material Contract”	Section 3.14(a)

“Company Options”	Section 2.4(a)

“Company-Owned Intellectual Property”	Section 3.17(a)

“Company Permits”	Section 3.6(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Registered Intellectual Property”	Section 3.17(a)

“Company Representatives”	Section 5.2(a)

“Company RSUs”	Section 2.4(c)

“Company SEC Documents”	Section 3.7(a)

“Company Stock Option Plans”	Section 2.4(a)

“Company Stockholder Approval”	Section 3.24

“Company Subsidiary”	Section 3.1(a)

“Confidentiality Agreement”	Section 5.2(b)

“Conflict Minerals”	Section 3.29

“Continuing Directors”	Section 1.3(c)

“D&O Insurance”	Section 5.8(c)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.5

“ERISA”	Section 8.4

“ESPP”	Section 2.6

“Exchange Act”	Section 1.1(a)

“Exercise Date”	Section 2.6

“Expiration Date”	Section 1.1(d)

“Fairness Opinion”	Section 3.23

“Healthcare Laws”	Section 3.22(d)

“HSR Condition”	Annex I

“Inbound License Agreement”	Section 3.17(e)

“Initial Expiration Date”	Section 1.1(d)

“Insurance Policies”	Section 3.19

“Intervening Event”	Section 5.3(e)

“Intervening Event Notice Period”	Section 5.3(e)(i)

“Leased Real Property”	Section 3.21(a)

“Material Intellectual Property”	Section 3.17(b)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Minimum Condition”	Section 1.1(a)

“Multiemployer Plan”	Section 3.12(f)

“Nasdaq”	Section 1.3(a)

“Notice Period”	Section 5.3(f)(i)

“Offer”	Recitals

“Offer Documents”	Section 1.1(h)

“Offer Price”	Recitals

“Offer to Purchase”	Section 1.1(c)

“Option Payments”	Section 2.4(a)

“Other Interested Party”	Section 5.3(b)

“Outside Date”	Section 1.1(e)

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.7(a)

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.2(a)

“Parent Subsidiary”	Section 4.3(a)

“Paying Agent”	Section 2.2(a)

“Plan Termination Date”	Section 5.7(b)

“Promissory Note”	Section 1.8(a)

“Proxy Statement”	Section 1.6(a)

“Purchaser”	Preamble

“Purchaser Common Stock”	Section 2.1(c)

“Restricted Stock”	Section 2.4(b)

“RSU Payments”	Section 2.4(c)

“Sarbanes-Oxley Act”	Section 3.7(a)

“Schedule 14D-9”	Section 1.2(a)

“Schedule TO”	Section 1.1(h)

“SEC”	Section 1.1(e)

“Section 16”	Section 5.11

“Shares”	Recitals

“Short Form Threshold”	Section 1.7

“Special Meeting”	Section 1.6(b)

“Support Agreement”	Recitals

“Top-Up Closing”	Section 1.8(c)

“Top-Up Exercise Notice”	Section 1.8(c)

“Top-Up Notice Receipt”	Section 1.8(c)

“Top-Up Option”	Section 1.8(a)

“Top-Up Option Shares”	Section 1.8(a)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedules and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding the foregoing, for the purpose of clarification, nothing in this Agreement is intended, nor shall it be deemed or construed, to modify or affect the provisions of that certain Collaboration Agreement or that certain Co-Promotion Agreement, each among Parent, the Company and Allergan USA, Inc., and dated January 28, 2011.

8.9 Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for the individuals referenced in Section 5.8.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or another Delaware State court if the Court of Chancery lacks jurisdiction), or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such

Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware (or another Delaware State court if the Court of Chancery lacks jurisdiction), or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.15 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or the Purchaser or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or the Purchaser under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Allergan, Inc.

By:	/s/ David E.I. Pyott
Name:	David E.I. Pyott
Title:	Chairman of the Board, President and Chief Executive Officer

Groundhog Acquisition, Inc.

By:	/s/ David E.I. Pyott
Name:	David E.I. Pyott
Title:	President and Chief Executive Officer

MAP Pharmaceuticals, Inc.

By:	/s/ Timothy S. Nelson
Name:	Timothy S. Nelson
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date (the “HSR Condition”), (c) any other approvals, consents or authorizations of any Governmental Entity, which if not obtained would reasonably be expected to lead such Governmental Entity to initiate a suit, action or proceeding seeking the type of relief described in clauses (A), (B), (C) or (D) of paragraph (i) below (each, an “Other Required Governmental Approval” and collectively, the “Other Required Governmental Approvals”) shall not have been obtained or any waiting period (or extension thereof) or mandated filing shall not have lapsed or been made at or prior to the Expiration Date or (d) any of the following conditions exist or has occurred and is continuing at the Expiration Date:

(i) there shall be pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, the Purchaser, the Company or any Company Subsidiary, (A) challenging the acquisition by Parent or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose material limitations on the ability of Parent or the Purchaser, or otherwise to render Parent or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger, (C) seeking to prohibit or impose any material limitations on the ownership, control or operation by Parent, the Company or any of their respective Subsidiaries, of all or any material portion of the Business or the businesses or assets of Parent and its Subsidiaries, taken as a whole, as a result of or in connection with the Offer or the Merger, or otherwise seeking to compel Parent or any of its Subsidiaries to divest, dispose of, license or hold separate any material portion of the Business or the businesses or assets of Parent and its Subsidiaries, taken as a whole, as a result of or in connection with the Offer or the Merger or (D) seeking to prohibit or impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company;

(ii) there shall be any Law enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the Other Required Governmental Approvals, that (x) is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (D) of paragraph (i) above, or (y) has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger;

(iii) (A) any representation or warranty of the Company contained in Sections 3.1(c), 3.2 or 3.3 of the Merger Agreement shall fail to be true and correct in all material respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), or (B) any other representation or warranty of the Company contained in the Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of

Annex I-1

the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of any representations or warranties of the Company contained in the Agreement to be true or correct, a Company Material Adverse Effect; provided, however, if either the total number of Shares set forth in clause (i) of the first sentence of Section 3.2(a), or the total number of Shares subject to any of the aggregate outstanding Company Options, Company RSUs and/or shares underlying the ESPP, respectively, set forth in clause (i), (ii) and (iii) of the first sentence of Section 3.2(b), in each case as of the date hereof, exceeds the respective actual numbers thereof as of such date by more than 707,580 Shares, such representations and warranties in Section 3.3 shall be deemed to fail to be true and correct in all material respects;

(iv) the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement;

(v) since the date of the Merger Agreement, any fact, change, event, development or circumstance shall have occurred, arisen or come into existence, or any worsening thereof, and which has, individually or in the aggregate with all such other facts, changes, events, developments or circumstances so occurring, arising or coming into existence, or the worsening thereof, had or would reasonably be expected to have a Company Material Adverse Effect;

(vi) the Purchaser shall have failed to receive a certificate of the Company, executed by an executive officer of the Company, dated as of the Expiration Date, certifying that the conditions set forth in paragraphs (iii) and (iv) of this Annex I have not occurred; or

(vii) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (including those set forth in clauses (a), (b) and (c) of the initial paragraph) are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 22, 2013, by and among Allergan, Inc., Groundhog Acquisition, Inc. and MAP Pharmaceuticals, Inc.

Annex I-2